Exhibit 99.1

Silexion Therapeutics Announces Selection of Contract Research
Organization to Support Upcoming Phase 2/3 Clinical Trials for SIL204

Strategic CRO to Support Path to Phase 2/3 Trials Following Recently
Demonstrated Groundbreaking 97% Inhibition Rates for SIL204

Phase 2/3 Clinical Trials Expected to Commence in First Half of 2026 Following Q4
2025 and Q1 2026 Regulatory Submissions

CRO Brings Over 28 Years of Drug Development Experience and Proven Phase 3
Oncology Trial Expertise to Support Upcoming Trial

GRAND CAYMAN, Cayman Islands, September 4, 2025 -- Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced it has selected a contract research organization ("CRO") to support its upcoming Phase 2/3 clinical trials for SIL204, the Company's next-generation siRNA candidate targeting KRAS-driven solid tumor cancers.

The selected CRO, AMS Advanced Medical Services GmbH ("AMS"), brings extensive expertise in oncology clinical development and regulatory affairs, with over 28 years of experience and a proven track record in managing complex international clinical trials. The partnership is expected to support Silexion's planned regulatory submissions to the Israel Ministry of Health in the fourth quarter of 2025 and to the European Union in the first quarter of 2026, with Phase 2/3 clinical trials expected to commence in the first half of 2026.

"Selecting AMS as our CRO partner represents a critical milestone as we advance SIL204 toward clinical development," said Ilan Hadar, Chairman and CEO of Silexion Therapeutics. "This partnership brings the deep oncology expertise and regulatory knowledge essential for executing our dual-route administration strategy effectively. AMS's strong experience with Phase 3 oncology trials brings a unique level of proven expertise which we believe will bolster our clinical program. With SIL204 having recently demonstrated up to 97% inhibition rates in preclinical studies and our manufacturing partnership with Catalent already in place, we are building the comprehensive foundation needed to bring this potentially transformative RNAi therapy to patients with KRAS-driven cancers."

The CRO selection follows a series of groundbreaking preclinical results announced in recent months, including SIL204's demonstrated efficacy across pancreatic, colorectal, and lung cancer models. Notable findings include up to 97% inhibition in pancreatic cancer cells with KRAS Q61H mutations, approximately 90% inhibition in colorectal cancer cells, and significant dose-dependent activity in lung cancer cell lines. Overall, SIL204 has shown activity against multiple KRAS mutations, including G12D, G12V, G12R, Q61H, and G13D.

Dr. Christian Carls, Managing Director of AMS, added: "We are excited and honored to have been selected as the CRO to manage Silexion's pivotal study. AMS provides Silexion a global CRO with extensive experience across a wide range of oncology indications and particularly deep expertise in pancreatic cancer. Partnering with Silexion provides a rare and meaningful opportunity to contribute to the development of an important and potentially disease-altering treatment. Our team is committed to bringing the highest standards of operational excellence, scientific rigor, and patient focus to this critical program."

Silexion expects to finalize the partnership agreement with AMS shortly following this selection. The collaboration is expected to encompass regulatory strategy, clinical trial design, site selection and management, and data analysis for the Company's planned Phase 2/3 study evaluating SIL204's dual-route administration approach in patients with locally advanced pancreatic cancer (LAPC).

The upcoming Phase 2/3 trial is planned to evaluate SIL204's innovative dual-route administration strategy, which integrates both intratumoral delivery to target primary tumors and systemic administration to address metastatic disease. This approach is supported by preclinical data demonstrating SIL204's ability to significantly reduce both primary tumor growth and metastatic spread in clinically relevant orthotopic pancreatic cancer models.

About Silexion Therapeutics

Silexion Therapeutics is a pioneering clinical stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers which have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product which showed a positive trend in comparison to the control of chemotherapy alone. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology, and further developing its lead product candidate for locally advanced pancreatic cancer. For more information please visit: https://silexion.com

Notice Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion's business strategy, CRO partnership, finalization of partnership agreements, preclinical and clinical development plans, timeline for clinical trials, regulatory submissions, collaboration with Catalent, Phase 2/3 trial design and execution, dual-route administration strategy, and expectations regarding SIL204's therapeutic potential, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion's ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed or to be filed with the SEC by the Company, including the Company's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact:
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Capital Markets & IR Contact:
Arx Capital Markets
North American Equities Desk
silexion@arxadvisory.com